Exhibit 4.6

Grant No. ______

SIGNAL GENETICS, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT
UNDER THE 2014 STOCK INCENTIVE PLAN

This Restricted Stock Unit Grant Agreement (this “Grant Agreement”), is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Signal Genetics, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”), pursuant to the Signal Genetics, Inc. 2014 Stock Incentive Plan (the “Plan”).  Capitalized terms not defined herein have the meanings ascribed to them in the Plan.  Where the context permits, references to the Company include any successor to the Company.

Name of Participant: _________________________________

Social Security No.:  _________________________________

Number of Restricted Stock Units (“RSUs”):_______________

Date of Grant: _____________________________________

Payment Schedule:

Percentage of the RSU Award Payable	Anniversary Date
25%	First anniversary of the Date of Grant
25%	Second anniversary of the Date of Grant
25%	Third anniversary of the Date of Grant
25%	Fourth anniversary of the Date of Grant

1. Grant of RSU Award.  The Company hereby grants to the Participant the total number of Restricted Stock Units set forth above (the “RSUs”), subject to all of the terms and conditions of this Grant Agreement and the Plan.  Each vested and payable RSU entitles the Participant to receive a share of Common Stock (or a cash payment of equivalent value), as described in Paragraph 3.

2. Time of Payment.  Subject to the terms and conditions set forth below, the RSUs shall become payable upon the earlier of: (x) the applicable Anniversary Date set forth in the Payment Schedule above, provided the Participant has not incurred a Separation from Service (as defined below) as of such date, or (y) the Participant’s Separation from Service (as defined below) occurring after the first anniversary of the Date of Grant (the earlier of (x) and (y), the “Payment Date”).  Upon the Payment Date, the number of RSUs payable shall be determined in accordance with and subject to the following terms and conditions:

(a) Subject to the provisions of Sections 2(b), (c) and (d), twenty-five percent (25%) of the RSUs will become payable on each Anniversary Date in accordance with the Payment Schedule set forth above, if the Participant remains in continuous service with the Company as of the applicable Anniversary Date and has not received a notice of termination from the Company prior to such Anniversary Date.

(b) Upon the Participant’s Separation from Service with the Company for any reason prior to the first anniversary of the Date of Grant, with or without Cause (as defined below) or by mutual agreement, the right to vest in any RSUs under this Award will terminate and all of the Participant’s RSUs that have not previously vested under this Grant Agreement will be forfeited and cancelled.

(c) If, following the first anniversary of the Date of Grant, the Participant has a Separation from Service with the Company for any reason other than termination by the Company for Cause (as defined below), and Participant has not received a notice of termination from the Company for Cause as of such separation date, then a prorated portion of the RSUs which otherwise would have become payable as of the next Anniversary Date shall become immediately payable.  Such prorated portion shall be determined by dividing the number of complete calendar months the Participant has served with the Company since the most recent Anniversary Date by twelve, and any remaining portion of the Participant’s RSUs will be forfeited and cancelled.  For purposes of clarity: (i) the Participant’s Separation from Service following the first anniversary of the Date of Grant due to voluntary resignation, death, disability, or termination by the Company without Cause shall result in prorated vesting and payment of the Participant’s RSUs as described in the preceding sentence, and (ii) to the extent this Paragraph 2(b) applies, the Participant’s Separation from Service shall be treated as a Payment Date with respect to the prorated number of RSUs vested on such date in accordance with this Paragraph 2(c).

(d) If Participant’s service to the Company is terminated for Cause at any time, then the right to vest in any RSUs that have not previously vested under this Grant Agreement will terminate, all of the Participant’s RSUs will be forfeited and cancelled and this Grant Agreement will be of no further force or effect.

3. Form of Payment.  This RSU Award represents an unfunded, unsecured promise by the Company to: (a) deliver as of the applicable Payment Date a number of shares of Common Stock (the “Shares”) equal to the number of vested RSUs payable at such time, (b) pay an amount in cash equal to the product of the Fair Market Value of the Common Stock on the payment date and the number of vested RSUs payable on the associated Payment Date, or (c) provide some combination of Shares and cash as referenced in (a) and (b), respectively; all as determined by the Administrator in its sole discretion as of each Payment Date.  Settlement of vested RSUs shall be made on or as soon as administratively practicable after the applicable Payment Date, and in any event within 90 days following the applicable Payment Date.

4. Definitions.

(a) “Cause” shall have the meaning ascribed to such term in any employment agreement between Participant and the Company, or, if no such agreement exists, then “Cause” shall shall mean:  (i) a material breach by the Participant of his or her fiduciary or other duties to the Company; (ii) a material breach or violation by the Participant of the terms of this Grant Agreement or any other agreement between the Participant and the Company, or of any of the Company’s policies, practices, or procedures, which remains uncured for a period of 30 days following the Participant’s receipt of written notice specifying the nature of the breach or violation, or, where such breach or violation is not subject to or capable of cure, effective immediately; (iii) the commission by the Participant of any act of embezzlement, fraud, larceny or theft on or from the Company; (iv) substantial and continuing willful neglect or inattention by the Participant of the duties of his or her employment or other service, refusal to perform the lawful and reasonable directives of superiors, or the willful misconduct or gross negligence of the Participant in connection with the performance of such duties which remain uncured for a period of 30 days following the Participant’s receipt of written notice specifying the nature of the misconduct, or, where such misconduct is not subject to or capable of cure, effective immediately; (v) the commission by the Participant of any crime involving moral turpitude or a felony; or (vi) the Participant’s performance or omission of any act which, in the judgment of the Company, if known to the customers, clients, stockholders or any regulators of the Company, would have a material adverse impact on the business of the Company.

(b) “Separation from Service” means the termination of the Participant’s services to the Company and its Affiliates as determined in accordance with Treas. Reg. §1.409A-1(h), whether voluntary or involuntary.  The Administrator shall have full and final authority, which shall be exercised in its discretion and in accordance with Treas. Reg. Section 1.409A-1(h), to determine conclusively whether and when the Participant has had a Separation from Service.

5. Nontransferability.  The RSUs awarded pursuant to this Grant Agreement may not be assigned, transferred, hypothecated, or encumbered, in whole or in part, either directly or by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, except transfer by will or by the laws of descent and distribution.  All rights with respect to the RSUs shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

6. No Stockholder Rights Prior to Settlement.  The Participant shall have no rights as a stockholder of the Company with respect to any Shares underlying the RSUs until the date of issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable.  Unless otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that Shares are issued.

7. No Employment or Other Rights.  Nothing in the Plan or this Grant Agreement confers upon the Participant any right to continue in the employ or service of the Company or any Affiliate or will interfere with or restrict the right of the Company (or an Affiliate) to terminate the Participant’s employment or services at any time and for any reason whatsoever, with or without Cause.  Participation in the Plan is voluntary.  The grant of this RSU Award does not create any contractual or other right to receive any subsequent Award under the Plan; future grants, if any, will be at the sole discretion of the Company.  Further, the value of the RSU Award is an extraordinary item of compensation, which is not part of the Participant’s normal or expected compensation for purposes of any benefit plan or program of the Company or any Affiliate (unless such plan or program specifically provides otherwise).

8. Tax Withholding.  The Company is entitled to require a cash payment by or on behalf of the Participant and/or to withhold an appropriate number of Shares (to be determined utilizing the Fair Market Value of such Shares on the payment date) from any RSUs granted hereunder and/or to deduct from other compensation payable to the Participant to satisfy any sums required by federal, state, or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or settlement of any RSU Award.  The Company may refuse to issue Shares or deliver cash if the Participant fails to make appropriate accommodation for his or her tax obligations.

9. Section 409A Compliance.

(a) The RSUs provided hereunder are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Grant Agreement and the Plan shall be construed and interpreted accordingly.  If, at the time of the Participant’s Separation from Service, (i) the Participant is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Grant Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid any accelerated or additional taxes or penalties under Section 409A, then the Company shall not pay such amount or deliver such Shares on the otherwise-scheduled payment date, but shall instead accumulate such amount and pay it or deliver such Shares, without interest or adjustment, on the first business day after such six-month period (or, if earlier, upon the Participant’s death).

(b) Notwithstanding any provision of this Grant Agreement to the contrary, the Company reserves the right to make amendments to this Grant Agreement or the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A; provided, that this Paragraph 9 does not create any obligation of the Company take any such action.  Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or for Participant’s account in connection with the Plan or the Grant Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.  The Company makes no representations concerning the tax consequences of the Participant’s participation in the Plan or this Grant Agreement under Section 409A of the Code or any other Federal, state or local tax law.

10. Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Grant Agreement or at such other address as such party may designate in writing from time to time to the other party.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

11. Tax and Legal Advice.  The Participant acknowledges that he or she has had the opportunity to seek the advice of counsel and other personal advisers, and that the Company has provided no advice to, or made any warranties or representations with respect to, the tax consequences of the transactions contemplated by this Grant Agreement or the economic or other impacts to the Participant of the arrangements contemplated hereby.  The Participant is in no respect relying on the Company or its representatives for an assessment of such tax, legal, economic or other consequences.

12. Participant Restrictive Covenants.  By accepting this Award, the Participant hereby agrees as follows:

(a) Confidentiality. The Participant recognizes and acknowledges that the Participant will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships.  Except as permitted herein or as may be approved by the Company from time to time, the Participant will not use or disclose to any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with performance of the Participant’s duties and responsibilities hereunder or to Participant’s legal and financial advisors so long as such advisors agree to be bound by the terms and conditions of this Paragraph 12(a)).  The Participant shall disclose the existence of the obligations under this Paragraph 12(a) to future employers.  If the Participant is requested or becomes legally compelled to disclose any Confidential Information, if permitted by applicable law, the Participant will give prompt notice of such request or legal compulsion to the Company.  The Company may waive compliance with this Paragraph 12(a) or will provide Participant with legal counsel at no cost to the Participant to seek an appropriate remedy; provided however the Participant may disclose any Confidential Information in the event notwithstanding all such efforts, the Participant is compelled by court order to do so.  Notwithstanding the foregoing, nothing in this Paragraph shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict the Participant’s right to:  (i) engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; or (ii) communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency.

(b) Return of Company Materials.  The Participant agrees to return all Company Materials (as defined below), including copies thereof, upon termination of the Participant’s service with the Company, and/or upon the written request of the Company.

(c) Intellectual Property; Work for Hire.

(i)
Intellectual Property (as defined below) shall be the exclusive property of the Company, and the Participant shall have no right, title, or interest in, or to, the Intellectual Property.  The Company shall have the sole and exclusive right, title, and interest in, and to, the Intellectual Property, which right shall continue notwithstanding the cessation of the Participant’s services to the Company.   The Participant also hereby irrevocably waives any “moral rights” that he or she may have in the Intellectual Property, and confirms that the Company shall have the right, in addition to the other rights granted hereunder and notwithstanding the termination of the Participant’s services for any reason, to make or have made, and own, enhancements, derivative works, and other modifications to any part of the Intellectual Property.

(ii)
The Participant hereby assigns to the Company any right, title, and interest that he or she may have in, and to, the Intellectual Property in any patent, copyright, industrial design, trademark registration, and any other similar right pertaining to the Intellectual Property which the Participant may have.

(iii)
The Participant acknowledges that the assignments in Paragraph 12(c)(ii) above are undertaken in part as a contingency against the possibility that any Intellectual Property, by operation of law, may not be considered a work made for hire by the Participant for the Company.  The Company and its successors and assigns shall have the right to obtain and hold in their own name all copyright registrations, patents, and other evidence of rights that may be available for the Intellectual Property and/or any portion thereof.  The Participant further acknowledges that all United States copyrights and all other intellectual property rights in the Intellectual Property (including any and all patents that may issue with respect thereto) shall be exclusively owned by the Company and shall be considered “works made for hire,” as such term is defined in the United States Copyright Act, by the Participant for the Company.

(iv)
The Participant hereby covenants and binds Participant and Participant’s successors, assigns and legal representatives to cooperate fully and promptly with the Company and its designees, successors, and assigns, at the Company’s reasonable expense, and to do all acts necessary or requested by the Company and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Company’s rights in the Intellectual Property.  Without limitation to the foregoing, the Participant shall execute on demand, and bind the Participant and Participant’s successors, assigns and legal representatives, whether during Participant’s service to the Company or at any time following the cessation of the Participant’s services, to any applications, transfers, assignments, and other documents as the Company may consider necessary for the purpose of:  (A) vesting in, or assigning to, the Company absolute title to, (B) applying for, prosecuting, obtaining, maintaining, or protecting, or (C) maintaining, enforcing, and/or defending the Company’s rights in, any patent, copyright, industrial design, trademark registration, or any other right pertaining to the Intellectual Property in any countries in the world.  The Participant further agrees, and binds the Participant and his or her successors, assigns and legal representatives, to cooperate fully and assist the Company in every way possible in the application for, or prosecution of, such rights pertaining to the Intellectual Property and not developed during the Participant’s services with the Company.

(v)
The Participant shall promptly disclose to the Company any patent application filed within one (1) year after termination of the Participant’s services to the Company.  The Participant shall have the burden of proving that any invention that relates, or pertains, to the Company’s business, and which is conceived less than one (1) year after the effective date of the termination of the Participant’s services, was in fact made after such termination and not developed during Participant’s service to the Company.  The Participant agrees that, during the Participant’s service to the Company, the Participant will disclose to the Company all ideas, proposals, and plans, invented or developed by him or her, which relate to the business of the Company and its subsidiaries.

(d) Non-Solicitation.  The Participant acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information (including trade secrets), customers, patients, accounts and business partners, and further acknowledges that, during the course of the Participant’s service to the Company, the Participant will have access to the Company’s Confidential Information (including trade secrets), and will be introduced to existing and prospective customers and patients, vendors, accounts and business partners of the Company.  The Participant acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer or patient, vendor, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Participant and any existing or prospective customers or patients, vendors, accounts or business partners.  Additionally, the Parties acknowledge and agree that the Participant possesses skills that are special, unique or extraordinary and that the value of the Company depends upon the Participant’s use of such skills on its behalf.  The Participant acknowledges that as a result of the foregoing the restrictions contained herein and elsewhere Paragraph 12 are reasonably necessary to protect the Company from unfair competition by the Participant.  Accordingly, the Participant covenants and agrees that:  (i) during the Participant’s service with the Company and for one year thereafter, the Participant may not directly or indirectly induce, attempt to induce, solicit, attempt to solicit or encourage any employee, consultant, or contractor to leave the employment or engagement with the Company or any Affiliate; and (ii) during the Participant’s service with the Company, the Participant may not divert or take advantage of any actual or potential business opportunities of the Company in which it has a current interest or is actively pursuing.

(e) Non-Disparagement.  The Participant hereby agrees that during the Participant’s service to the Company and at all times thereafter, the Participant shall not make any public statement, or engage in any conduct, that is disparaging, derogatory, or otherwise is a negative or false statement about the Company or about any of its executives, officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or any other aspect of the business of the Company.  Notwithstanding any term to the contrary herein, the Participant shall not be in breach of this Paragraph 12(e) for the making of truthful statements under oath or in a judicial or other proceeding.

(f) Definitions.

(i)
“Company Materials” shall include, but are not limited to computers, computer software, computer disks, tapes, printouts, source, HTML and other codes, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, patient lists, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like.

(ii)
“Confidential Information” shall mean information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, executive lists, the substance of agreements with patients, customers, suppliers, and others, marketing arrangements, patient lists, customer lists, commercial arrangements, or any other information relating to the Company’s business which is treated as confidential or proprietary by the Company in accordance with its policies.  Notwithstanding the immediately preceding sentence, the provisions of Paragraph 12(a) shall not apply to any information that:  (A) is in the public domain; (B) is or becomes available to the public other than as a result of a disclosure by the Participant in violation of Paragraph 12(a); (C) was available to the Participant on a non-confidential basis prior to the date of this Grant Agreement; or (D) becomes available to the Participant on a non-confidential basis from a source other than the Company (other than through a known breach of a confidentiality obligation).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of Paragraph 12(a) by the Participant, regardless of whether the Participant continues to provide services to the Company.

(iii)
“Intellectual Property” shall mean any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by the Participant, either solely or with others, in whole or in part, in the course of, or as a result of, the Participant’s employment by or services to the Company in any capacity, whether at the Company’s place of business or otherwise, and whether on the Company’s time or on the Participant’s own time:  (A) writings (including notes, reports, manuals and instructions), software, source code, algorithms, works and copyrightable subject matter and rights, title and interest in copyrights and copyright registrations, (B) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law, (C) trademarks, trade names, service marks, emblems, logos, symbols and insignia and rights with respect thereto, including registrations and registration rights, (D) all developments, including trade secrets of any kind, discoveries, improvements, and ideas directly relating to or useable in the Company business, and (E) licenses granted by third parties of rights to use any of the foregoing.

13. Grant Agreement Subject to Plan; Acceptance.  This Grant Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner to comply therewith.  In the event of any conflict between the provisions of this Grant Agreement and the provisions of the Plan, the provisions of the Plan govern.  By accepting this Award, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Grant Agreement, the Plan, and a prospectus for the Plan prepared in connection with the registration of the Common Stock to be issued pursuant to the Plan with the Securities and Exchange Commission, (b) acknowledges that this RSU Award is subject to all of the terms and conditions of this Grant Agreement and the Plan, and (c) agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator on any questions arising under the Grant Agreement or the Plan.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Grant Agreement as of the date first written above.

SIGNAL GENETICS, INC. By: __________________________ Samuel D. Riccitelli 667 Madison Avenue, 14th Floor New York, NY 10065	PARTICIPANT ___________________________ Print Name: __________________ Date: _______________________ Address: ____________________ ____________________________